                                                                      EXHIBIT 12


                             SS&C TECHNOLOGIES, INC.
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                         SUCCESSOR                                          PREDECESSOR
                                   ---------------------- ---------------------- ---------------------------------------------------
                                     THREE                  THREE
                                     MONTHS   NOVEMBER 23  MONTHS    JANUARY 1       YEAR        YEAR         YEAR         YEAR
                                     ENDED     THROUGH      ENDED    THROUGH        ENDED        ENDED        ENDED        ENDED
                                   MARCH 31, DECEMBER 31, MARCH 31, NOVEMBER 22, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                      2006       2005       2005       2005          2004         2003        2002         2001
                                   --------- ------------ --------- ------------ ------------ ------------ ------------ ------------

(Loss) income before income taxes  $   (143)   $    831   $  9,785   $  3,370      $ 31,040     $ 19,337     $ 12,300     $  6,487
Interest expense and amortization
  of deferred financing costs        11,635       4,919         19      2,091             9            2           --           13
Portion of rentals deemed to be
  a reasonable approximation of
  the interest factor                   684         208        291      2,119         1,052        1,046          903        1,032
                                   ---------------------- --------------------------------------------------------------------------

Income available for fixed
  charges                          $ 12,176    $  5,958   $ 10,095   $  7,580      $ 32,101     $ 20,385     $ 13,203     $  7,532
                                   ====================== ==========================================================================

Fixed Charges:
   Interest expense and
     amortization of deferred
     financing costs               $ 11,635    $  4,919   $     19   $  2,091      $      9     $      2     $     --     $     13
   Portion of rentals deemed to
     be a reasonable approximation
     of the interest factor             684         208        291      2,119         1,052        1,046          903        1,032
                                   ---------------------- --------------------------------------------------------------------------

Total fixed charges                $ 12,319    $  5,127   $    310   $  4,210      $  1,061     $  1,048     $    903     $  1,045
                                   ====================== ==========================================================================

Ratio of earnings to fixed charges        *         1.2       32.6        1.8          30.3         19.5         14.6          7.2

* Earnings for the three months ended March 31, 2006 were inadequate to cover fixed charges by $143 thousand.